Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-218932 and 333-273259) of Birks Group Inc. of our report dated July 25, 2025, with respect to the consolidated balance sheet of Birks Group Inc. as of March 29, 2025 and the related consolidated statements of operations, other comprehensive income (loss), changes to stockholders’ equity (deficiency) and cash flows for the years ended March 29, 2025 and March 30, 2024, and the related notes.

/s/ KPMG LLP

July 21, 2026

Montreal, Canada